Exhibit 99.0

For Immediate Release	Contact: Scot Hoffman
November 11, 2013	(973) 802-2824
scot.hoffman@prudential.com

Prudential Financial, Inc. elects Douglas A. Scovanner

to Board of Directors

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Douglas A. Scovanner has been elected to the company’s Board of Directors as an independent director, effective November 11, 2013. Scovanner will be a member of the board’s Audit committee.

Scovanner is currently the managing member of Comprehensive Financial Strategies, LLC, a firm that provides advisory services, primarily to the retail industry.

Previously, Scovanner was executive vice president and chief financial officer of Target Corporation until March 2012. During his 18-year tenure as CFO at Target, Scovanner provided strategic and financial leadership for the company through a period of substantial growth. Prior to joining Target, Scovanner served as senior vice president of finance at The Fleming Companies, Inc., and vice president and treasurer at Coca-Cola Enterprises Inc.

“With his keen business acumen, broad financial knowledge and demonstrated leadership, Doug will be a valuable resource to Prudential’s board of directors,” said John Strangfeld, chairman and CEO of Prudential Financial. “We are pleased to welcome him to our board, and we anticipate that our company will benefit greatly from his perspective and experience.”

Scovanner has served on the boards of several organizations, including TCF Financial Corporation, the Minnesota Orchestral Association, and the Greater Metropolitan Housing Corporation. In addition, he is a former trustee of the Darden School Foundation of the Darden School of Business at the University of Virginia.

Scovanner earned an M.B.A. from the Darden School of Business and a bachelor’s degree from Washington and Lee University.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2013, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com/.